EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-32574, 333-55450, 333-82168, 333-103493, 333-113275, 333-123211, 333-82166, 333-120888, and 333-123782) pertaining to the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan, and the 2001 Nonstatutory Stock Option Plan of Symyx Technologies, Inc., the IntelliChem, Inc. 2003 Stock Option Plan and the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, of our reports dated March 3, 2006, with respect to the consolidated financial statements of Symyx Technologies, Inc., Symyx Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Symyx Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Palo Alto, California
March 3, 2006